Exhibit 99.1

HydraFacial, an Experiential Beauty Health Company, and Vesper Healthcare Announce Business Combination

•	HydraFacial is a category-creating beauty health company that provides a platform and technology to a community of providers and consumers, to deliver an experiential, 30-minute facial that offers results similar to a medical treatment

•	The transaction is expected to drive both U.S. and international growth, and broaden HydraFacial’s global footprint in the beauty-health category

•	Transaction values HydraFacial at an enterprise value of $1.1 billion. Following the transaction, the company expects to have $100M in cash and no debt

•	Top-tier institutional investors anchoring the fully committed $350 million PIPE include Fidelity Management & Research Company, LLC, Redmile Group, LLC, Principal Global Investors, LLC, Camber Capital Management and Woodline Partners LP

•	Linden Capital Partners, a leading private equity firm, will remain the Company’s largest shareholder

Miami Beach, Florida, and Long Beach, California, December 9, 2020 -- The HydraFacial® Company (“HydraFacial,” or the “Company”), a category-creating beauty health company, and Vesper Healthcare Acquisition Corp. (NASDAQ: VSPR) (“Vesper Healthcare”), a special purpose acquisition company co-founded by Brent Saunders, former CEO of Allergan, Forest Laboratories, and Bausch + Lomb, today announced that they have entered into a definitive merger agreement pursuant to which HydraFacial and Vesper Healthcare will combine, and after which HydraFacial will become a public company. Upon completion of the transaction, the combined company expects to be listed on the NASDAQ exchange. HydraFacial is owned by Linden Capital Partners (“Linden”) and DW Healthcare Partners IV, LP (“DWHP”) both of which are private equity firms focused exclusively on the healthcare industry.

Headquartered in Long Beach, California, The HydraFacial Company has a 23-year history. The Company’s HydraFacial system offers an effective, experiential, non-invasive and accessible skin treatment experience. The HydraFacial signature treatment utilizes an innovative approach using a delivery system to provide, within approximately 30 minutes, a three-step experience to cleanse, extract and hydrate skin, offering an immediate outcome and an instantly gratifying glow. Treatments can be further customized to address individual skin concerns and needs with the use of a variety of specific booster serums.

In December of 2016, the Company was acquired by private equity firms Linden and DWHP. Since then, HydraFacial has generated compounded annual revenue growth of more than 50% through 2019. HydraFacial has built a community of loyal estheticians and consumers through its innovative skincare solutions, education and comprehensive training for estheticians, combined with sales and marketing initiatives and impactful social media campaigns. Overall, HydraFacial currently has over 15,000 delivery systems in more than 87 countries globally with the HydraFacial and Perk™ products. In 2019, 3.2 million HydraFacial treatments were performed worldwide.

HydraFacial is well positioned to benefit from four key advantages: (i) a large and growing market with favorable demographic trends; (ii) a technologically advanced offering with high consumer and provider satisfaction; (iii) a shift in consumer behavior in seeking approachable and effective skin health solutions that bridge the gap between traditional beauty and healthcare options; and (iv) a diversified channel mix that spans multiple touch points including day and resort spas, medical offices such as dermatology and plastic surgery, and beauty retail.

Future growth opportunities and investments for HydraFacial include training to improve esthetician education and build loyalty, investing in targeted sales and marketing, expanding global footprint, and accelerating R&D efforts to improve and elevate its offerings and create innovative products.

Upon the closing of the proposed transaction, HydraFacial’s senior management will continue to serve in their current roles. HydraFacial will continue to be led by Chief Executive Officer, Clint Carnell. Liyuan Woo will continue as Chief Financial Officer. Following the transaction, Brent Saunders, CEO of Vesper Healthcare will serve as Executive Chairman. Manisha Narasimhan, PhD, CFO of Vesper Healthcare, will join HydraFacial as Chief Strategy Officer.

Management and Board of Directors’ Comments:

Clint Carnell, HydraFacial CEO stated: “Our goal at HydraFacial has been to create an incredible experience that is effective, democratized, and personalized, for men and women of all ages and skin types. Our HydraFacial technology does just that, which has led to exceptional loyalty and satisfaction from estheticians and consumers alike. Our treatments provide immediate and noticeable results to consumers, and a strong return on investment for providers. We have a proven track record of growth in a large and growing market, we have developed a critical mass globally with over 15,000 delivery systems in operation and our business model provides us with a recurring revenue stream in consumables. This, along with favorable demographic trends, supported by our experienced team which has been made even stronger by combining with Vesper Healthcare, has created a business model that we believe is well positioned to deliver sustained long-term growth. We plan to leverage our infrastructure to bring to market additional innovative products backed by powerful technology. I am honored to partner with Brent and Manisha and look forward to benefiting from their insights as we embark on this new chapter.”

Brent Saunders, CEO and co-founder of Vesper Healthcare said, “This is a significant day for Vesper Healthcare and HydraFacial as we team up with a category-creating company in the emerging area of beauty health. Our goal is to build a premier company in beauty health, focused on providers such as estheticians and nurse practitioners, consumers, and partners and we believe that HydraFacial is the perfect platform to achieve this goal. HydraFacial possesses industry-leading consumer satisfaction scores and has presence in two high-growth categories within personal care – skincare and, more recently, hair care. We look forward to working with the HydraFacial team to create a valuable, industry-leading, global company in beauty health.”

Linden Managing Partner Brian Miller and Partner Kam Shah added, “We would like to thank the entire HydraFacial management team for driving extraordinary growth in the beauty health category. HydraFacial’s rapid transformation from a niche medical technology provider into a category-creator represents another great example of Linden’s differentiated Value Creation Program and Human Capital strategy in practice. As the largest individual shareholder going forward, Linden looks forward to providing continued partnership and support to the Company.”

Details of the transaction:

Under the terms of the definitive merger agreement, the transaction is valued at a pro forma enterprise value of $1.1 billion. The purchase price consists of $975 million payable at closing and up to $75 million payable upon the completion of certain identified acquisitions by the combined company. The acquisition will be funded through a combination of cash in Vesper Healthcare’s trust account, proceeds from a common stock private placement led by premier institutional investors including Fidelity Management & Research Company, LLC, Redmile Group, LLC, Principal Global Investors, LLC, Camber Capital Management and Woodline Partners, LP and sellers’ rollover equity. HydraFacial expects to have a debt free balance sheet at closing. Vesper Healthcare, Linden and DWHP will each retain an equity stake in the combined company.

The transaction, which has been unanimously approved by both Vesper Healthcare’s and HydraFacial’s boards of directors, is expected to close in the first half of 2021 and is subject to approval by Vesper Healthcare’s shareholders and other customary closing conditions, including any applicable regulatory approvals.

Goldman Sachs & Co. LLC is serving as an exclusive financial advisor and private placement agent and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Vesper Healthcare. Jefferies LLC is serving as Lead Financial Advisor, Piper Sandler is serving as Financial Advisor and Kirkland & Ellis LLP is acting as legal advisor to HydraFacial.

Investor Conference Call Information:

Management of HydraFacial and Vesper Healthcare will provide an audio webcast today, December 9, 2020 at 7 AM ET to discuss the proposed transaction. For those investors who wish to listen, the conference call webcast can be accessed by visiting www.hydrafacial.com.

Interested parties may listen to the prepared remarks call via telephone by dialing (844) 512-2921, or for international callers, (412) 317-6671 and entering pin number: 13714087. The replay of the conference call will be available through 11:59 am ET on December 16, 2020.

The audio call webcast, a related investor presentation with more detailed information regarding the proposed transaction and a transcript of the investor call will be available at www.hydrafacial.com. The investor presentation will also be furnished today to the U.S. Securities and Exchange Commission (“SEC”) as an exhibit on Vesper Healthcare’s Current Report on Form 8-K, which can be viewed at the SEC’s website at www.sec.gov.

About The HydraFacial Company

The HydraFacial Company is an experiential, non-invasive, and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with their patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 15,000 delivery systems globally and millions of treatments performed each year. For more information, visit the brand on LinkedIn,  Facebook, Instagram, or at HydraFacial.com.

About Vesper Healthcare Acquisition Corporation

Vesper Healthcare Acquisition Corporation is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with the intention to focus its search on companies in the pharmaceutical and healthcare sectors. Vesper Healthcare is led by Chief Executive Officer, Brent Saunders, and Chief Financial Officer, Manisha Narasimhan, PhD. For more information, visit www.vesperhealth.com.

About Linden Capital Partners

Linden Capital Partners is a Chicago-based private equity firm focused exclusively on the healthcare industry. Founded in 2004, Linden is one of the country’s largest dedicated healthcare private equity firms. Linden’s strategy is based upon three elements: (i) healthcare specialization, (ii) integrated private equity and operating expertise, and (iii) its differentiated human capital program. Linden invests in middle market platforms in the medical products, specialty distribution, pharmaceutical, and services segments of healthcare. Since its founding, Linden has invested more than $2 billion in healthcare companies and has raised nearly $3 billion of commitments, augmented by capital provided by the firm’s limited partners for larger transactions. For more information, please visit www.lindenllc.com.

About DW Healthcare Partners

DW Healthcare Partners is a private equity firm focused exclusively on the healthcare industry. The firm manages over $1.43 billion in aggregate capital commitments and invests in leading healthcare companies with proven management teams. DW Healthcare Partners is led by seasoned healthcare executives with more than 120 years of combined industry experience. The firm provides the capital, strategic guidance, and acquisition expertise to help mid-stage companies realize their growth potential. For more information, please visit: www.dwhp.com

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of Vesper Healthcare or HydraFacial may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of Vesper Healthcare or HydraFacial and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve significant risks and uncertainties, that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Vesper Healthcare and HydraFacial and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated therein; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Merger Agreement, including due to failure to obtain approval of the stockholders of Vesper Healthcare or other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (12) the impact of the continuing COVID-19 pandemic on the Company’s business and (13) other risks and uncertainties indicated from time to time in the final prospectus of Vesper Healthcare, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Vesper Healthcare.

Vesper Healthcare cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. HydraFacial and Vesper Healthcare do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, Vesper Healthcare intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. Vesper Healthcare’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about the Company, Vesper Healthcare and the proposed transaction. When available, the definitive proxy statement will be mailed to the stockholders of Vesper Healthcare as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: Vesper Healthcare Acquisition Corp., 1819 West Avenue, Bay 2, Miami Beach, FL 33139.

Participants in the Solicitation

Vesper Healthcare and its directors and executive officers may be deemed participants in the solicitation of proxies of Vesper Healthcare stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in Vesper Healthcare will be filed in the proxy statement for the proposed business combination and available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available.

HydraFacial and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Vesper Healthcare in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Contacts:

For Hydrafacial:

ICR, Inc.

Investors: Allison Malkin

Email: allison.malkin@icrinc.com

Press: Alecia Pulman

Email: alecia.pulman@icrinc.com

For Vesper Healthcare:

Manisha Narasimhan, PhD
CFO, Vesper Healthcare Acquisition Corp.
Manisha.narasimhan@vesperhealth.com

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